EXHIBIT 5



DAY, BERRY & HOWARD LLP                 CityPlace I
                                        Hartford, Connecticut 06103-3499
                                        Telephone  (860) 275-0100
COUNSELLORS AT LAW                      Facsimile  (860) 275-0343
HARTFORD, STAMFORD AND BOSTON           Internet   www.dbh.com


                                        October 6, 1998

New England Community Bancorp, Inc.
176 Broad Street
Windsor, CT 06095

Gentlemen:

     We have acted as counsel with respect to the Registration Statement on Form S-8 under the Securities Act of 1933, as amended, as filed by New England Community Bancorp, Inc. (the "Company") with the Securities and Exchange Commission, relating to a maximum of 330,000 shares of common stock, $.10 par value, of the Company (the "Common Stock") to be issued upon the exercise of certain non-qualified stock options (the "Options").

     We have examined the resolutions adopted by the Board of Directors of the Company by consent in lieu of a meeting and such other documents as we have deemed relevant and necessary as a basis for our opinion below.

     Based upon the foregoing, we are of the opinion that the shares of Common Stock to be issued upon exercise of the Options, when so issued, will be validly issued, fully paid and non-assessable (assuming that, at the time of such issuance, the Company has a sufficient number of authorized and unissued shares and treasury shares available for such issuance).

     We consent to the use of this opinion as Exhibit 5 to the aforesaid Registration Statement.


                                   Very truly yours,

                                   /s/ Day, Berry & Howard LLP
                                   DAY, BERRY & HOWARD LLP